As filed with the Securities and Exchange Commission on May 27, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SLM CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2013874
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11600 Sallie Mae Drive Reston, Virginia 20193

(Address of Principal Executive Offices Including Zip Code)

SLM CORPORATION INCENTIVE PLAN

(Full Title of the Plan)

Robert S. Lavet, Esq. General Counsel SLM CORPORATION 11600 Sallie Mae Drive Reston, Virginia 21093 (703) 810-3000	Copies to: Ronald O. Mueller, Esq. Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, D.C. 20036 (202) 955-8500

(Name and Address of Agent For Service)

(703) 810-3000

(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.20 par value per share	2,220,000 shares	$48.49	$107,647,800	$12,670.15

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, there is also being registered such additional shares of Common Stock that become available under the foregoing plan in connection with changes in the number of outstanding Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding Shares are converted or exchanged.
(2)	Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(h) under the Securities Act based upon the average high and low prices for the Common Stock on May 25, 2005, which was $48.49.

INTRODUCTION

This Registration Statement on Form S-8 is filed by SLM Corporation (formerly USA Education, Inc. and formerly SLM Holding Corporation), a Delaware corporation (the “Registrant” or the “Company”) relating to an additional 2,200,000 shares of the Company’s Common Stock, par value $.20 per share (the “Common Stock”), to be issued under the SLM Corporation Incentive Plan (the “Plan”). The Company previously filed a Form S-8 (File No. 333-116136) registering 15,000,000 shares of Common Stock under the Plan on June 3, 2004.

As discussed more fully in the Company’s definitive proxy materials for the Company’s 2005 Annual Meeting of Shareholders, 2,200,000 shares of the Common Stock are being registered on this Form S-8 as the result of May 19, 2005 shareholder approval for amendments to the SLM Corporation Employees’ Stock Purchase Plan and the SLM Corporation Board of Directors Stock Plan to decrease by 1,000,000 shares and 1,200,000 shares, respectively, the shares authorized to be issued under these plans and to increase the number of shares authorized to be issued under the Plan by 2,200,000 shares. The Company is implementing these amendments by filing a Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-33575) removing from registration 1,000,000 shares to be offered under the SLM Corporation Employees’ Stock Purchase Plan and a Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-92132) removing from registration 1,200,000 shares to be offered under the SLM Corporation Board of Directors Stock Plan.

In accordance with General Instruction E of Form S-8, the contents of the Company’s Registration Statement on Form S-8, Registration No. 333-116136 are incorporated herein by reference and the information required by Part II is omitted.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of this Registration Statement is included in prospectuses for the Company’s Plan that are not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

[SIGNATURES ON THE NEXT PAGE]

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on this 26th day of May, 2005.

SLM CORPORATION

By:	/s/ Albert L. Lord
Name:	Albert L. Lord
Title:	Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the directors and/or officers of the Registrant whose signature appears below hereby appoints Robert S. Lavet and Mike Sheehan, and each of them severally as his attorney-in-fact to sign his name and on his behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments to this Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable Registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

Name and Signature	Title	Date
/s/ Albert L. Lord Albert L. Lord	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors	May 26, 2005

/s/ John F. Remondi John F. Remondi	Executive Vice President, Corporate Finance (Principal Financial Officer)	May 26, 2005

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/s/ C.E. Andrews C.E. Andrews	Executive Vice President, Accounting & Risk Management (Principal Accounting Officer)	May 26, 2005

/s/ Charles L. Daley Charles L. Daley	Director	May 26, 2005

/s/ William M. Diefenderfer, III William M. Diefenderfer, III	Director	May 26, 2005

/s/ Thomas J. Fitzpatrick Thomas J. Fitzpatrick	President and Chief Operating Officer and Director	May 26, 2005

/s/ Diane Suitt Gilleland Diane Suitt Gilleland	Director	May 26, 2005

/s/ Earl A. Goode Earl A. Goode	Director	May 26, 2005

/s/ Ann Torre Grant Ann Torre Grant	Director	May 26, 2005

/s/ Ronald F. Hunt Ronald F. Hunt	Director	May 26, 2005

/s/ Benjamin J. Lambert, III Benjamin J. Lambert, III	Director	May 26, 2005

/s/ Barry A. Munitz Barry A. Munitz	Director	May 26, 2005

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/s/ A. Alexander Porter, Jr. A. Alexander Porter, Jr.	Director	May 26, 2005

/s/ Wolfgang Schoellkopf Wolfgang Schoellkopf	Director	May 26, 2005

/s/ Steven L. Shapiro Steven L. Shapiro	Director	May 26, 2005

/s/ Barry L. Williams Barry L. Williams	Director	May 26, 2005

EXHIBIT INDEX

Exhibit No.	Description	Sequentially Numbered Page
5.1	Opinion of Mary F. Eure, Esq., Vice President and Corporate Secretary of SLM Corporation	6

10.1	SLM Corporation Incentive Plan	*

23.1	Consent of Mary F. Eure, Esq. (contained in Exhibit 5.1)	6

23.2	Consent of Independent Registered Public Accounting Firm	8

24.1	Power of Attorney (included on the signature page of this Registration Statement)	3

*	Incorporated by reference from Exhibit 10.24 to the Company’s Form 8-K filed on May 25, 2005.

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